The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 21, 2016

PRICING SUPPLEMENT NO. Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated July , 2016

JPMorgan Chase Financial Company LLC Step Down Trigger Autocallable Notes

Linked to the STOXX® Europe 600 Banks Index due on or about July 31, 2019

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Step Down Trigger Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the performance of a specific underlying (the “Underlying”). If the Underlying closes at or above (i) the Initial Value on the first or second Observation Date or (ii) the Downside Threshold on the Final Valuation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, and, therefore, the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Underlying from the Initial Value to the Final Value. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Generally, a higher Call Return Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features	Key Dates

❑   Call Return: JPMorgan Financial will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if (i) the closing level of the Underlying on the first or second Observation Date is equal to or greater than the Initial Value or (ii) the closing level of the Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will be exposed to any depreciation of the Underlying at maturity.

❑ Contingent Downside Exposure: If by maturity the Notes have not been called and, therefore, the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Underlying from the Initial Value to the Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co..

	Trade Date[1]	July 27, 2016
	Original Issue Date (Settlement Date)[1]	July 29, 2016
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	July 25, 2019
	Maturity Date[2]	July 31, 2019
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Notes linked to the STOXX® Europe 600 Banks Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return Rate, the Initial Value and the Downside Threshold will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Call Return Rate were set equal to the bottom of that range.
Underlying	Call Return Rate	Initial Value	Downside Threshold	CUSIP	ISIN
STOXX® Europe 600 Banks Index (Bloomberg ticker: SX7P)	8.00% to 9.00% per annum	•	60% of the Initial Value	46646X100	US46646X1000

See “Additional Information about JPMorgan Financial. JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the STOXX® Europe 600 Banks Index		$10		$0.25		$9.75
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes
(2)

UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Call Return Rate equal to the middle of the range listed above, the estimated value of the Notes would be approximately $956.80 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $920.00 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the STOXX® Europe 600 Banks Index is an “Index.”

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Investor Suitability

The Notes may be suitable for you if, among other considerations:

t  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.

t  You believe the Underlying will close at or above (i) the Initial Value on the first or second Observation Date or (ii) the Downside Threshold on the Final Valuation Date.

t  You understand and accept that you will not participate in any appreciation in the level of the Underlying and that your potential return is limited to the applicable Call Return.

t  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t  You would be willing to invest in the Notes if the Call Return Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t  You do not seek current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlying.

t  You are able and willing to invest in Notes that may be called early or you are otherwise willing to hold the Notes to maturity.

t  You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t  You understand and accept the risks associated with the Underlying.

t  You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t  You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.

t  You require an investment designed to provide a full return of principal at maturity.

t  You believe that the level of the Underlying will decline during the term of the Notes and is likely to close below (i) the Initial Value on the first and second Observation Dates and (ii) the Downside Threshold on the Final Valuation Date, exposing you to the full negative Underlying Return at maturity.

t  You seek an investment that participates in the full appreciation in the level of the Underlying or that has unlimited return potential.

t  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t  You would not be willing to invest in the Notes if the Call Return Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t  You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlying.

t  You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t  You do not understand or accept the risks associated with the Underlying.

t  You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” section of the accompanying product supplement for risks related to an investment in the Notes. For more information on the Underlying, please see the section titled “The Underlying” below.

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Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlying	STOXX® Europe 600 Banks Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 3 years, unless called earlier
Call Feature

The Notes will be automatically called if (i) the closing level of the Underlying on the first or second Observation Date is equal to or greater than the Initial Value or (ii) the closing level of the Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold.

If the Securities are automatically called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.

Observation Dates[1,2]	August 1, 2017 July 27, 2018 July 25, 2019 (Final Valuation Date)
Call Settlement Dates[2]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 8.00% to 9.00% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 8.00% per annum.
Call Price

The Call Price equals the principal amount per Note plus the applicable Call Return.

The table below reflects the Call Return Rate of 8.00% to 9.00% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 8.00% per annum

Observation Date[1,2]	Call Settlement Dates[2]	Call Return	Call Price (per $10)
August 1, 2017	August 3, 2017	8.00% - 9.00%	$10.80 - $10.90
July 27, 2018	July 31, 2018	16.00% -18.00%	$11.60 - $11.80
July 25, 2019 (Final Valuation Date)	July 31, 2019 (Maturity Date)	24.00% - 27.00%	$12.40 - $12.70
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and, therefore, the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

Accordingly, you will incur a loss proportionate to the negative Underlying Return and will lose some or all of your investment.

Underlying Return	(Finall Value – Initial Value) Initial Value
Initial Value	The closing level of the Index on the Trade Date
Final Value	The closing level of the Index on the Final Valuation Date
Downside Threshold	60% of the Initial Value
[1]	See footnote 1 under “Key Dates” on the front cover
[2]	See footnote 2 under “Key Dates” on the front cover

Investment Timeline

Trade Date	The Initial Value and the Downside Threshold are determined and the Call Return Rate is finalized.

Observation Dates

The Notes will be automatically called if (i) the closing level of the Underlying on the first or second Observation Date is equal to or greater than the Initial Value or (ii) the closing level of the Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold.

If the Notes are automatically called, JPMorgan Financial will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

The Final Value is determined as of the Final Valuation Date.

If the Notes have not been automatically called and, therefore, the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Underlying; equal to a return of:

$10 × (1 + Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

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Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not automatically called and, therefore, the closing level of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying from the Initial Value to the Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Underlying Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying at maturity.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is above the Downside Threshold. If by maturity the Notes have not been automatically called and, therefore, the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Underlying from the Initial Value to the Final Value. The contingent repayment of principal is based on whether the Final Value is below the Downside Threshold and applies only if you hold your Notes to maturity.

t	Limited Return on the Notes — Your potential gain on the Notes will be limited to the applicable Call Return, regardless of the appreciation of the Underlying, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be automatically called as early as the first Observation Date, the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were called at a later date. In addition, because the closing level of the Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested directly in the Underlying. Even though you will not participate in any potential appreciation of the Underlying, you may be exposed to the Underlying’s downside market risk if the Notes are not automatically called.

t	The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the level of the Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. In addition, the Call Return Rate is a fixed amount and depends in part on this expected volatility. A higher Call Return Rate is generally associated with greater expected volatility. However, the Underlying’s volatility can change significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal.

t	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would receive the Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the maturity date.

t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and

6

other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the level of the Underlying;

t	the time to maturity of the Notes;

t	the likelihood of an automatic call being triggered;

t	the dividend rates on the equity securities included in the Underlying;

t	interest and yield rates in the market generally;

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t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Underlying trade and the correlation among those rates and the levels of the Underlying; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Equity Securities Included in the Underlying — Investing in the Notes is not equivalent to investing in the equity securities included in the Underlying. As an investor in the Notes, you will not have any ownership interest or rights in the equity securities included in the Underlying, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The Underlying sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Equity Securities Included in the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities included in the Underlying and received the dividends on those equity securities. This is because the calculation agent will calculate the amounts payable to you on the Notes by reference to the closing level of the Underlying on the Observation Dates without taking into consideration the value of dividends on the equity securities included in the Underlying.

t	No Assurances of a Flat or Bullish Environment — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you will lose some or all of your investment at maturity if the Notes have not been called.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the level of the Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Level of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Call Return Rate.

Risks Relating to the Underlying

t	Non-U.S. Securities Risk — The equity securities included in the Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

t	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the Underlying — The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Underlying are based, although any currency fluctuations could affect the performance of the Underlying. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

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Hypothetical Examples

The examples below illustrate the hypothetical payment upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of 100.00, a Downside Threshold of 90.00 (which is 90.00% of the hypothetical Initial Value) and a Call Return Rate of 5.00% per annum. The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value and the resulting Downside Threshold will be based on the closing level of the Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Downside Threshold is specified on the cover of this pricing supplement. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value, the Downside Threshold and the Call Return Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Value on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately three years (unless earlier called)
Hypothetical Initial Value:	100.00
Hypothetical Call Return Rate:	5.00% per annum
Observation Dates:	Annually
Hypothetical Downside Threshold:	90.00 (which is 90.00% of the hypothetical Initial Value)

Example 1 — Notes Are Automatically Called on the First Observation Date

Closing level at first Observation Date:	105.00 (at or above Initial Value, Notes are called)
Call Price (per Note):	$10.50

Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.50 per $10.00 principal amount (5.00% return on the Notes). No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Second Observation Date

Closing level at first Observation Date:	90.00 (below Initial Value, Notes NOT called)
Closing level at second Observation Date:	105.00 (at or above Initial Value, Notes are called)
Call Price (per Note):	$11.00

Because the Notes are automatically called on the second Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $11.00 per $10.00 principal amount (10.00% return on the Notes). No further amounts will be owed on the Notes.

Example 3 — Notes Are Automatically Called on the Final Valuation Date

Closing level at first Observation Date:	95.00 (below Initial Value, Notes NOT called)
Closing level at second Observation Date:	90.00 (below Initial Value, Notes NOT called)
Closing level at Final Valuation Date:	90.00 (at or above Downside Threshold, Notes are called)
Call Price (per Note):	$11.50

Because the Notes are automatically called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.50 per $10.00 principal amount (15.00% return on the Notes). This reflects the maximum payment on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is Below the Downside Threshold

Closing level at first Observation Date:	95.00 (below Initial Value, Notes NOT called)
Closing level at second Observation Date:	90.00 (below Initial Value, Notes NOT called)
Closing level at Final Valuation Date:	30.00 (below Initial Value and Downside Threshold, Notes NOT called)
Settlement Amount (per Note):	$10.00 × (1 + Underlying Return) $10.00 × (1 + -70%) $3.00

Because the Notes are not automatically called and, therefore, the Final Value is below the Downside Threshold and the Underlying Return is -70%, at maturity we will pay you a total of $3.00 per $10.00 principal amount (a 70% loss on the Notes).

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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The Underlying

The STOXX® Europe 600 Banks Index is a free-float market capitalization index that currently includes 48 stocks from the banks supersector of the STOXX® Europe 600 Index, which contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 18 European countries. For additional information about the STOXX® Europe 600 Banks Index, see the information set forth under “Annex A” in this pricing supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, based on daily closing levels of the Underlying as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014, and 2015 and the first and second calendar quarters of 2016. Partial data is provided for the third calendar quarter of 2016. The closing level of the Underlying on July 20, 2016 was 133.73. The actual Initial Value of the STOXX® Europe 600 Banks Index will be the closing level of the Underlying on the Trade Date. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification. You should not take the historical levels of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	228.57	197.13	198.94
4/1/2011	6/30/2011	207.82	176.73	185.55
7/1/2011	9/30/2011	190.67	119.03	133.68
10/1/2011	12/31/2011	149.02	115.87	132.54
1/1/2012	3/31/2012	161.25	126.17	149.32
4/1/2012	6/30/2012	150.02	119.72	132.79
7/1/2012	9/30/2012	156.25	120.96	147.70
10/1/2012	12/31/2012	165.62	148.54	163.19
1/1/2013	3/31/2013	179.22	162.59	163.21
4/1/2013	6/30/2013	184.14	157.21	160.55
7/1/2013	9/30/2013	189.25	160.65	182.79
10/1/2013	12/31/2013	196.50	182.12	194.21
1/1/2014	3/31/2014	209.29	191.60	199.92
4/1/2014	6/30/2014	208.14	192.32	192.32
7/1/2014	9/30/2014	204.21	185.85	200.12
10/1/2014	12/31/2014	199.85	178.56	188.77
1/1/2015	3/31/2015	216.11	178.42	214.28
4/1/2015	6/30/2015	223.22	211.54	212.36
7/1/2015	9/30/2015	226.45	180.26	184.39
10/1/2015	12/31/2015	197.29	172.94	182.63
1/1/2016	3/31/2016	178.77	130.48	144.38
4/1/2016	6/30/2016	157.22	119.18	125.48
7/1/2016	7/20/2016*	133.73	117.52	133.73

* As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through July 20, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

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The graph below illustrates the daily performance of the Underlying from January 3, 2006 through July 20, 2016, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold of 80.24, equal to 60% of the closing level of the Underlying on July 20, 2016. The actual Downside Threshold will be based on the Initial Value and will be finalized on the Trade Date and provided in this pricing supplement.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

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Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to nine months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

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Annex A

The STOXX® Europe 600 Banks Index

All information contained in this pricing supplement regarding the STOXX® Europe 600 Banks Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The STOXX® Europe 600 Banks Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the STOXX® Europe 600 Banks Index.

The STOXX® Europe 600 Banks Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol “SX7P.”

The STOXX® Europe 600 Banks Index was created by STOXX Limited, a wholly owned subsidiary of Deutsche Börse AG. Publication of the STOXX® Europe 600 Banks Index began on June 15, 1998, based on an initial STOXX® Europe 600 Banks Index value of 100 at December 31, 1991. The STOXX® Europe 600 Banks Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the STOXX® Europe 600 Banks Index. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Index Composition

The STOXX® Europe 600 Banks Index is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 18 European countries. Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.  The STOXX® Europe 600 Banks Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions.

The composition of each of the STOXX® Europe 600 Supersector indices is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

The STOXX® Europe 600 Index is also reviewed on an ongoing basis, and any changes affecting the STOXX® Europe 600 Index are also applied to the relevant STOXX® Europe 600 Supersector index. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free float factors and weighting cap factors for each component stock used to calculate the STOXX® Europe 600 Supersector indices, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. All components of the STOXX® Europe 600 Banks Index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company.

Index Calculation

The STOXX® Europe 600 Banks Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the STOXX® Europe 600 Banks Index value at any time can be expressed as follows:

Index =	free float market capitalization of the STOXX® Europe 600 Banks Index
Divisor

The “free float market capitalization of the STOXX® Europe 600 Banks Index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the STOXX® Europe 600 Banks Index is being calculated.

The divisor for the STOXX® Europe 600 Banks Index is adjusted to maintain the continuity of the STOXX® Europe 600 Banks Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

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Divisor: decreases
(2) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: unchanged

(3) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A ≥ 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B)/ A

Divisor: increases

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other): Adjusted price = (closing price × A +	- If stock distribution is applicable after rights (one action applicable to other): Adjusted price = (closing price × A + subscription

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subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A)) New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A Divisor: increases	price × C) /((A + C) × (1 + B / A)) New number of shares = old number of shares × ((A + C) × (1 + B / A)) Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

An affiliate of JPMorgan Chase & Co. has entered into an agreement with STOXX Limited (“STOXX”) providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the STOXX® Europe 600 Banks Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to the Issuer or the Guarantor (if applicable), other than the licensing of the STOXX® Europe 600 Banks Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	sponsor, endorse, sell or promote the notes;

•	recommend that any person invest in the notes or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;

•	have any responsibility or liability for the administration, management or marketing of the notes; or

•	consider the needs of the notes or the holders of the notes in determining, composing or calculating the STOXX® Europe 600 Banks Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the STOXX® Europe 600 Banks Index and the data included in the STOXX® Europe 600 Banks Index;

•	The accuracy or completeness of the STOXX® Europe 600 Banks Index and its data; or

•	The merchantability and the fitness for a particular purpose or use of the STOXX® Europe 600 Banks Index and its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the STOXX® Europe 600 Banks Index or its data; and

•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement with STOXX is solely for the benefit of the parties to that agreement and not for the benefit of the holders of the notes or any other third parties.

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